Ex. a(1)

CERTIFICATE OF FORMATION

OF

UBS PW EVENT AND EQUITY FUND, L.L.C.

Under Section 18-201 of the Delaware
Limited Liability Company Act

          The undersigned, being an authorized person under Section 18-201 of the Limited Liability Company Act of the State of Delaware, hereby certifies:

           FIRST: The name of the limited liability company is UBS PW EVENT AND EQUITY FUND, L.L.C. (the "Company").

          SECOND: The address of the Company’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle (Zip Code 19808). The name of its registered agent at such address is Corporation Service Company.

          IN WITNESS WHEREOF, the undersigned has signed this Certificate on this 20th day of July, 2001.

ADVISER: PW FUND ADVISOR, L.L.C By: /s/ Daniel Archetti Name: Daniel Archetti Title: Authorized Person